EXHIBIT (a)(11)

COLONIAL COMMERCIAL CORP. REPORTS SECOND QUARTER FINANCIAL RESULTS

HAWTHORNE, New Jersey (August 5, 2009) – Colonial Commercial Corp. (“Colonial”) (OTC Bulletin Board: “CCOM,” “CCOMP”), today announced financial results for the second quarter and the six months ended June 30, 2009.

Quarter Ended June 30, 2009

Sales decreased by 15.9%, or $3,823,323, to $20,199,862 for the quarter ended June 30, 2009 from $24,023,185 for the same period in 2008.  The decline reflects the general economic slowdown, a decline in both residential and commercial construction and renovations, and a significantly cooler month of June that negatively impacted the sales of HVAC equipment.

Gross profit decreased by 23.9%, or $1,660,060, to $5,283,553 for the quarter ended June 30, 2009 from $6,943,613 for the same period in 2008.  Gross profit expressed as a percentage of sales decreased by 2.7% to 26.2% in 2009 compared to 28.9% for the comparable period in 2008. The decline in gross profit and the decrease in gross margin expressed as a percentage of sales were primarily caused by decreasing sales, price reductions, lower earned volume rebates, and reduced cash discounts taken on purchases.

Net loss for the quarter ended June 30, 2009 was $400,855 compared to net income of $640,475 for the same period in 2008.  The loss reflects a $1,660,060 decrease in gross margins, partially offset by a $834,163 decrease in selling, general and administrative expense and a $117,925 decrease in interest expense.  The Company also incurred a $309,900 non-cash charge to intangible assets of our S&A subsidiary.

Six Months Ended June 30, 2009

Sales decreased by 15.2%, or $6,427,027, to $35,817,286 for the six months ended June 30, 2009 from $42,244,313 for the same period in 2008. The decline reflects the general economic slowdown, a decline in both residential and commercial construction and renovations, and a significantly cooler month of June that negatively impacted the sales of HVAC equipment.

Gross profit decreased by 21.3%, or $2,622,467, to $9,676,732 for the six months ended June 30, 2009 from $12,299,199 for the same period in 2008.  Gross profit expressed as a percentage of sales decreased by 2.1% to 27.0% in 2009 compared to 29.1% for the comparable period in 2008. The decline in gross profit and the decrease in gross margin expressed as a percentage of sales were primarily caused by decreasing sales, price reductions, lower earned volume rebates, and reduced cash discounts taken on purchases.

Net loss for the six months ended June 30, 2009 was $1,985,479 compared to net loss of $859,195 for the same period in 2008.  The loss reflects a $2,622,467 decrease in gross margins, partially offset by a $1,512,561 decrease in selling, general and administrative expense and a $346,020 decrease in interest expense. The Company also incurred a $309,900 non-cash charge to intangible assets of our S&A subsidiary.

William Pagano, Chief Executive Officer of the Company, said, “The unusually cool temperatures in the second quarter negatively impacted our sales of HVAC equipment. We also continue to confront poor conditions in the economy generally and within the construction industry.

“We are reacting to these conditions by expanding our contractor training programs, emphasizing our high-efficiency, energy-saving products, and continuing our aggressive cost cutting programs.”

About Colonial Commercial Corp.

Colonial distributes heating, ventilating and air conditioning, (“HVAC”), equipment, parts and accessories, climate control systems, and plumbing and electrical supplies and equipment to professional contractors in the states of New York, New Jersey, Massachusetts, Connecticut and eastern Pennsylvania through its subsidiaries; Universal Supply Group, Inc., www.usginc.com, The RAL Supply Group, Inc., www.ralsupply.com, American/Universal Supply Division, www.ausupplyinc.com, and S&A Supply, Inc., www.sasupplyinc.com. These contractor customers purchase and install equipment and systems for residential, commercial and industrial users.  Colonial also provides control system design, custom control panel fabrication, technical field support, in-house training and climate control consultation for engineers and installers.  The Company is a leader in the design of direct digital control systems and systems that control multi-location facilities through the Internet.

The Company also distributes home appliances to dealer groups and appliance stores through its Goldman Universal division, and water filtration systems, parts and accessories and other products through its e-commerce store, www.procontractorstore.com, operated by RAL.  The Company is headquartered in New Jersey, and, with its affiliates, operates out of 20 locations in its geographic trading area.  For more information on Colonial’s operations, products and/or services, please visit www.colonialcomm.com.

Safe Harbor Statement

The foregoing press release may contain statements concerning Colonial Commercial Corp.’s financial performance, markets and business operations that may be considered "forward-looking" under applicable securities laws. Colonial cautions readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from any results that are projected in the forward-looking statements include the following: continued acceptance of the company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission.  These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in Colonial's periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. Colonial undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

For further information, please contact William Pagano, Chief Executive Officer, or William Salek, Chief Financial Officer, at (973) 427-8224.

(Financial Highlights Follow)

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash	$702,203	$417,387
Accounts receivable, net of allowance for doubtful accounts of $504,817 in 2009 and $472,526 in 2008	10,013,294	8,802,631
Inventory	14,964,753	13,706,594
Prepaid expenses and other current assets	1,028,812	1,090,634
Deferred tax asset - current portion	235,000	170,000
Total current assets	26,944,062	24,187,246
Property and equipment	1,506,032	1,684,932
Goodwill	1,628,133	1,628,133
Other intangibles	4,167	329,485
Other assets – noncurrent	160,590	159,801
Deferred tax asset – noncurrent	765,000	830,000
	$31,007,984	$28,819,597
Liabilities and Stockholders' Equity
Current liabilities:
Trade payables	$9,054,267	$7,019,742
Accrued liabilities	1,569,608	1,467,244
Income taxes payable	4,737	558
Borrowings under credit facility - revolving credit	15,424,031	13,163,864
Convertible notes payable, includes related party notes of $200,000 in 2009 and $62,500 in 2008	200,000	137,500
Notes payable - current portion; includes related party notes of $750,000 in 2009 and $30,000 in 2008	847,950	171,044
Total current liabilities	27,100,593	21,959,952
Convertible notes payable, includes related party notes of $0 in 2009 and $200,000 in 2008	-	200,000
Notes payable, excluding current portion; includes related party notes of $0 in 2009 and $750,000 in 2008	95,118	875,246
Total liabilities	27,195,711	23,035,198

Commitments and contingencies

Stockholders' equity:
Redeemable convertible preferred stock, $.05 par value, 2,500,000 shares authorized, 447,891 shares issued and outstanding in 2009 and 2008, liquidation preference of $2,239,455 in 2009 and 2008	22,395	22,395
Common stock, $.05 par value, 20,000,000 shares authorized, 4,654,953 shares issued and outstanding in 2009 and 2008	232,747	232,747
Additional paid-in capital	10,810,887	10,797,534
Accumulated deficit	(7,253,756)	(5,268,277)
Total stockholders' equity	3,812,273	5,784,399
	$31,007,984	$28,819,597

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	For The Quarter Ended		For The Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Sales	$20,199,862	$24,023,185	$35,817,286	$42,244,313
Cost of sales	14,916,309	17,079,572	26,140,554	29,945,114
Gross profit	5,283,553	6,943,613	9,676,732	12,299,199

Selling, general and administrative expenses, net	5,242,280	6,076,443	11,120,886	12,633,447
Impairment of other intangibles	309,900	-	309,900	-
Operating (loss) income	(268,627)	867,170	(1,754,054)	(334,248)

Other income	47,555	73,813	102,182	158,598
Interest expense, net; includes related party interest of $13,615 and $18,571 for the quarter ended June 30, 2009 and 2008, respectively, and $28,697 and $40,123 for the six months ended June 30, 2009 and 2008, respectively	(165,492)	(282,119)	(315,248)	(661,268)
(Loss) income before income tax expense	(386,564)	658,864	(1,967,120)	(836,918)

Income tax expense	14,291	18,389	18,359	22,277
Net (loss) income	$(400,855)	$640,475	$(1,985,479)	$(859,195)

(Loss) income per common share:
Basic	$(0.09)	$0.13	$(0.43)	$(0.19)
Diluted	$(0.09)	$0.12	$(0.43)	$(0.19)

Weighted average shares outstanding:
Basic	4,654,953	5,079,400	4,654,953	4,631,128
Diluted	4,654,953	5,239,364	4,654,953	4,631,128

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(1,985,479)	$(859,195)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	13,353	13,353
Provision for doubtful accounts	239,334	406,640
Depreciation	267,195	320,605
Net gain on sale of fixed assets	(4,372)	-
Amortization of intangibles	15,418	18,223
Accretion of debt discount	-	28,846
Impairment of other intangibles	309,900	-
Changes in operating assets and liabilities
Accounts receivable	(1,449,997)	(199,166)
Inventory	(1,258,159)	425,258
Prepaid expenses and other current assets	61,822	6,073
Other assets – noncurrent	(789)	31,168
Trade payables	2,034,525	1,091,053
Accrued liabilities	102,364	(66,424)
Income taxes payable	4,179	(2,576)
Net cash (used in) provided by operating activities	(1,650,706)	1,213,858

Cash flows from investing activities:
Additions to property and equipment	(84,266)	(301,501)
Proceeds from disposal of property and equipment	20,215	-
Net cash used in investing activities	(64,051)	(301,501)

Cash flows from financing activities:
Repayments of notes payable: includes related party repayments of $92,500 in 2009, and $62,500 in 2008	(260,594)	(219,418)
Borrowings (Repayments) under credit facility - revolving credit	2,260,167	(431,850)
Net cash provided by (used in) financing activities	1,999,573	(651,268)
Increase in cash	284,816	261,089
Cash - beginning of period	417,387	622,723
Cash - end of period	$702,203	$883,812